Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2016, relating to the combined financial statements of Nuvectra (the “Company”), an entity under common control and oversight of Greatbatch, Inc. (“Greatbatch”), (which report expresses an unqualified opinion and includes an explanatory paragraph indicating the combined financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company and portions of certain expenses represent allocations made from Greatbatch applicable to the Company as a whole) appearing in Amendment No. 5 of the Registration Statement on Form 10-12B (No. 001-37525) and related Information Statement of Nuvectra Corporation.

/s/ Deloitte & Touche LLP

Williamsville, New York

March 14, 2016